Exhibit (d)(7)

Beckman Coulter, Inc.

4300 N. Harbor Boulevard, Fullerton, California 92834

May 1, 2007

Biosite Incorporated

9975 Summers Ridge Road

San Diego, CA 92121

Ladies and Gentleman:

Reference is made to that certain Confidentiality Agreement entered into as of May 11, 2006, as amended on June 2, 2006, (the “Agreement”) between Biosite Incorporated (“Biosite”), on the one hand, and Beckman Coulter, Inc. (together with its subsidiaries and affiliates, “Beckman Coulter”), on the other hand. The undersigned agree that the definition of “Standstill Period” shall be changed by amending Section 7 of the Agreement to replace the phrase “During the 18-month period commencing on the date of this Agreement” with the following phrase: “During the period commencing May 11, 2006 and ending March 23, 2007”.

This letter agreement is being entered into concurrently with that certain Amendment to the Agreement and Plan of Merger dated as of May 1, 2007 by and among Beckman Coulter, Biosite and Louisiana Acquisition Sub, Inc.

Sincerely,

BECKMAN COULTER, INC.

By:	/s/ SCOTT GARRETT
Scott Garrett President and Chief Executive Officer

Agreed to and accepted:

BIOSITE INCORPORATED

By:	/s/ KIM D. BLICKENSTAFF
Kim D. Blickenstaff Chairman and Chief Executive Officer